Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of January 18, 2021 (the “Effective Date”), by and between BVC LANCER LLC, a South Carolina limited liability company (“Seller”), and MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (“Purchaser”).

1.                   PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, and for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller all of the following (collectively, the “Property”):

(a)                That certain real property known as Lancer Center located at 1256 Highway 9 Bypass W., Lancaster, SC 29270, as described on Exhibit “A” attached hereto and made a part hereof (the “Land”);

(b)                All of Seller’s interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the “Improvements,” as defined below, including, without limitation, all right, title and interest of Seller, if any, in all other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements;

(c)                All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements (collectively, the “Personal Property”);

(d)                The parking, fixtures and site related improvements and landscaped areas including all plants, shrubbery, trees and all other improvements located on the Land together with any and all utility equipment and lines, landscaping, driveways, loading zones, parking lots and parking structures and all above and below ground improvements and structures to be constructed on or benefitting the Property (the “Improvements”);

(e)                To the extent assignable or transferable, all of Seller's right, title and interest in and to all warranties, guarantees and bonds from third parties (including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors) received in connection with or relating to the Land, the Improvements or the Personal Property or with respect to the performance and quality of workmanship or the quality of materials relating to any of the foregoing (the “Warranties”);

(f)                 Seller’s right, title and interest in those certain leases of the Land, as more particularly described in on Exhibit “B” attached hereto and by this reference made a part, together with amendments thereto, if any, and together with together with all rents, issues and profits therefrom and security deposits thereunder (collectively, the “Leases”); and

(g)                All of Seller's right, title and interest in and to: the telephone numbers and listings for the Property (other than telephone numbers and listing owned by Seller’s property manager); all master keys and keys to common areas, if any; the tradenames or fictitious names of "The Lancer Center" (collectively, the "Other Business Assets").

2.                   PURCHASE PRICE AND METHOD OF PAYMENT. Subject to credits, adjustments and prorations for which provisions are hereinafter made in the Agreement, the purchase price (“Purchase Price”) for the Property to be paid by Purchaser and received and accepted by Seller is the sum of TEN MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($10,100,000.00) cash paid at the time of and upon consummation of the closing hereunder (hereinafter defined and hereinafter referred to as the “Closing”).

3.                   EARNEST MONEY. Upon execution of this Agreement, the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) shall be deposited by Purchaser as an earnest money deposit hereunder (the “Initial Earnest Money”), and, if this Agreement has not been terminated before the end of the Inspection Period, within three (3) days after the end of the Inspection Period, Purchaser shall deposit the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) (the “Additional Earnest Money”, and collectively with the Initial Earnest Money and the Extension Deposit (defined below), if any, the “Earnest Money”), which Earnest Money shall be held by Tryon Title at its offices located at 7400 Beaufont Springs Drive, Suite 300, Richmond, VA 23225, Attention: Steve Francis, Phone: (804) 720-4961, Email: steve@tryontitle.com (“Escrow Agent”) in escrow and shall be held subject to disbursement in accordance with the terms and provisions of this Agreement and such reasonable conditions of escrow as may be prescribed by Escrow Agent. The Earnest Money shall be held in interest bearing bank accounts, which have Federal Deposit Insurance coverage, and interest earned thereon shall also be part of the Earnest Money. Except as otherwise provided elsewhere in this Agreement, the Earnest Money and any interest earned thereon shall be credited to and considered as payment of part of the total Purchase Price for the Property at the time of the Closing.

4.                   COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby covenants, represents and warrants to Purchaser that the following facts are, as of the date hereof, and will be, as of the date of Closing, true and correct:

(a)                Seller is the owner of fee simple title to the Property.

(b)                Seller has been duly incorporated and is validly existing and in good standing as a limited liability company under the laws of the State of South Carolina. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Except as set forth herein, neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Seller in connection with the transactions described herein, will violate any provision of Seller’s organizational documents or of any agreements, regulations, or laws to or by which Seller is bound. This Agreement has been, and each document to be executed and delivered by Seller at Closing shall have been as of Closing, duly authorized, executed and delivered by Seller, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

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(c)                Except for any documents of record, neither the Property nor any part thereof is subject to any option contract or sales contract to which Seller is a party or to which it has consented or has authorized pursuant to which any other party has any right to purchase any interest therein or any part thereof, or to any leases other than the Leases to which Seller is a party or to which it has consented or has authorized pursuant to which any party has any right to occupy or use any portion thereof.

(d)                Except for the Leases and as set forth in Schedule 4(d) attached hereto and incorporated herein by reference, there are no management, maintenance, service or other contracts or agreements (oral or written), specifically including but not limited to contracts or other agreements with vendors for any equipment, property or services affecting the Property or the operation thereof entered into by or binding upon Seller for which Purchaser shall, at or after the Closing, have any obligation or liability whatsoever (the “Contracts”);

(e)                The Leases described on the rent roll attached hereto as part of Exhibit “B” and incorporated herein by reference (the “Rent Roll”) constitute and accurately reflect the only Leases affecting the Property or any portion thereof as of the Effective Date. Except as disclosed in the Rent Roll, Seller is not aware of any default by or on the part of the tenants under the Leases which have not been heretofore cured (and no default on the part of the landlord exists). There are no tenant improvement allowances, non-monetary tenant improvement obligations of landlord, leasing commissions and/or rent concessions with respect to the current term of the Tenant Leases, except as disclosed on the Rent Roll;

(f)                 The financial reports delivered as part of the Due Diligence Materials are the same reports used and relied upon by the Seller in connection with its operation of the Property;

(g)                Seller has not received any written notice of, and to Seller knowledge, there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway adjoining the Property which could affect access thereto, or any existing proposed or contemplated eminent domain proceeding that could affect the Property in any material manner.

(h)                There is no action pending or, to Seller knowledge, threatened in writing, by any governmental authority or agency having the power of eminent domain, which could result in any part of the Property being taken by condemnation or conveyed in lieu thereof.

(i)                 To the best of Seller's knowledge except as set forth in any environmental report delivered by Seller, the Property does not contain Hazardous Materials (defined below) in violation of applicable laws; and (ii) no Hazardous Materials or waste of any type have been generated, stored, treated, handled, transported, disposed of or released on the Property in violation of applicable laws.

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(j)                 Seller is not involved in any voluntary or involuntary proceeding in bankruptcy.

(k)                Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(l)                 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Seller’s “knowledge”, “notice to Seller” and similar phrases as used in this Section 4 means and refers to the actual (not implied, imputed or constructive) knowledge of Tony D’Ambrosio, without investigation or inquiry, and shall not include the knowledge of any other person or entity.

For purposes of this Agreement, the term “Hazardous Materials” means any waste, substance or material determined to be hazardous, toxic, a pollutant or contaminate, under any federal, state or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, now in effect, including, without limitation, petroleum and petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls and/or hazardous, toxic or dangerous wastes, substances or materials defined as such, or as a hazardous substance or any similar term, by, in or for the purposes of (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. §9601 et seq.)("CERCLA"); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.)("RCRA"); (iii) the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §1857 et seq., §7401 et seq. and §7601 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349, 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. §4321, §§4331 to 4335, §4341 et seq. and §8473); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act; (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §7901 et seq.); (xii) the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.); (xiv) the Noise Control Act (42 U.S.C. §4901 et seq.); (xv) the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq. and §11041 et seq.); and (xvi) Regulations of Environmental Protection Agency, 33 C.F.R. and 40 C.F.R.

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All representations and warranties made in this Agreement by Seller shall survive Closing for a period of six (6) months (the “Survival Period”), and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice on or before the expiration of the Survival Period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within thirty (30) days after the giving of such notice. Except in connection with a breach of any representation and/or warranty by Seller in connection with an intentional representation of Seller, which intentional misrepresentation shall be deemed an event of default by Seller and the provisions of Section 14 of this Agreement shall apply , Seller shall have no liability to Purchaser for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Twenty-Five Thousand and No/100 Dollars ($25,000.00), in which event Seller shall be liable for each dollar of damages in excess of such Twenty Thousand and No/100 Dollars ($20,000.00) resulting from the breach or breaches of its representations and warranties; provided, however, in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, Two Hundred Thousand and No/100 Dollars ($200,000.00). In no event shall any claim for a breach of any representation or warranty of either party be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was known to the non-breaching party prior to Closing or which was contained in the Due Diligence Items or in any other of Seller’s files, books or records made available to Purchaser for inspection or could have been discovered by Purchaser with the application of reasonable efforts to inspect the Property prior to Closing.

5.                   DUE DILIGENCE.

(a)                Within three (3) business days after the Effective Date, Seller shall deliver to Purchaser the information and documents in its possession or control listed on Exhibit “D” attached hereto (the "Due Diligence Materials"). Except as otherwise set forth herein, Seller, however, shall have no liability with regard to such Due Diligence Materials and shall not be required to update the Due Diligence Materials or provide any such Due Diligence Materials that is not in Seller’s possession or control. Except as otherwise set forth herein, further, Seller makes no representation or warranty regarding the accuracy of the information contained in the Due Diligence Materials and Seller shall have no obligation or liability with respect to any of the Due Diligence Materials. Any costs associated with the Due Diligence Materials beyond the first copy provided to Purchaser will be at Purchaser’s expense. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein.

(b)                Purchaser shall have the privilege, during the existence of this Agreement, of going upon the Property to inspect, examine, survey and make engineering, environmental, or landscaping tests or such other studies or surveys which it may deem necessary in its sole discretion regarding the Property. Purchaser hereby indemnifies and agrees to hold Seller harmless from and against any and all liens, liabilities, claims, actions, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees, and court costs) and against any and all claims for death or injury to persons or damage to properties arising out of or as a result of Purchaser’s or its agents or contractors or other representatives or their employees going upon the Property pursuant to the provisions of this Paragraph or otherwise; provided, however, Purchaser shall have no obligation to indemnify Seller from or against any of the foregoing to the extent arising from or in connection with the mere discovery by Purchaser or its agents or contractors of a pre-existing condition on the Property. This obligation to indemnify and hold Seller harmless shall survive the Closing and any termination of this Agreement. Purchaser shall promptly restore the Property to its condition on the date hereof to the extent practicable after all such tests or surveys, with Purchaser’s obligation so to restore to survive any termination of this Agreement; provided, however, Purchaser shall have no obligation to repair or restore the Property caused by damages arising from or in connection with the mere discovery by Purchaser or its agents or contractors of a pre-existing condition on the Property. Purchaser agrees that, prior to undertaking any physical inspections of the Property, Purchaser or Purchaser’s agents will obtain not less than Two Million ($2,000,000.00) Dollars commercial general liability insurance with a contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder and which names Seller and Seller’s property manager at the Property, as insureds thereunder (a copy of which policy shall be provided by Purchaser to Seller prior to undertaking any inspections under this Section). Purchaser agrees to provide to Seller, as and when the same are prepared and provided to Purchaser, copies of all environmental, structural, engineering and other reports or studies prepared by outside consultants (other than such reports prepared by legal counsel that are subject to an attorney-client privilege) undertaking inspections of the Property, or any portion or component thereof or condition affecting the same, for or on behalf of Purchaser, provided, Purchaser makes no representation or warranty regarding any such reports or studies.

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(c)                In the event Purchaser is not satisfied with the results of the foregoing inspection and examination on or before the date which is thirty (30) days from the Effective Date (said period hereinafter referred to as the “Inspection Period”), Purchaser may notify Seller that it elects to terminate this Agreement, for any or no reason, at which time the Earnest Money less $100.00 shall be delivered to Purchaser without any further action, consent, or release by Seller and thereafter neither party shall have any further rights or obligations hereunder, except for the rights and obligations which survive such termination as specifically set forth herein.

(d)                In the event that Purchaser has not terminated this Agreement on or before the expiration of the Inspection Period, then the Earnest Money shall become non-refundable to Purchaser subject to the satisfaction of each condition precedent herein and as may be provided otherwise in this Agreement. The Earnest Money shall at all times be applicable to the Purchase Price at Closing.

(e)                Purchaser shall have the right to extend the Inspection Period for one (1) additional period of fifteen (15) days by providing written notice to Seller on or prior to the expiration of the Inspection Period of Purchaser’s intent to so extend the Inspection Period (the “Inspection Period Extension Notice”). Simultaneously with the Inspection Period Extension Notice, Purchaser shall deposit with Escrow Agent the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00) (the “Extension Deposit”), which Extension Deposit shall be non-refundable to Purchaser (except in the event of a default by Seller hereunder) but applicable to the Purchase Price at Closing.

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6.                   TITLE COMMITMENT, SURVEY, TITLE OBJECTIONS AND PERMITTED EXCEPTIONS.

(a)                Title Commitment. Purchaser may, at Purchaser’s sole cost and expense, obtain an ALTA standard form of Commitment for Owner’s Title Insurance (the “Title Commitment”) issued by Escrow Agent (“Title Insurer”), setting forth the state of title to the Property and all exceptions, including easements, deed restrictions, other restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting the Property including the amount, if any (or if none, so stating), of any real estate taxes attributable to the Property.

(b)                Survey. Purchaser may, at Purchaser’s sole cost and expense, obtain a survey of the Property (the “Survey”) and shall provide a copy of the same to Seller within ten (10) days after the Survey has been received by Purchaser.

(c)                Title Objections and Permitted Exceptions. In the event any exceptions appear in such Title Commitment or title documents or in the Survey that are unacceptable to Purchaser, then Purchaser shall notify Seller in writing of such fact on or before the date which is ten (10) days prior to the expiration of the Inspection Period (“Purchaser’s Objections”), and Seller shall have five (5) days after the receipt of such statement of objections in which to notify Purchaser as to whether it will cure or remove the same prior to Closing, time being of the essence (the “Seller’s Election”). In the Seller’s Election, Seller may, at its option, elect to cure or remove all, some or none of said objections; provided, however, that Seller shall cure any monetary liens or encumbrances (such as mortgages, deeds of trust, security deeds, security agreements, judgment liens and materialman’s liens) that were created by Seller and which can be cured by payment of a stated sum of money. If Seller fails to deliver Seller’s Election within said five (5) day period, Seller shall be deemed to have elected not to cure any objections of Purchaser. In the event Seller refuses (or is deemed to have refused) to cure or remove any of said objections, Purchaser shall elect by written notice to Seller within five (5) days following delivery (or deemed delivery) of Seller’s Election, as its sole remedy, to either (i) terminate this Agreement, or (ii) to waive such objections and proceed to close the transaction contemplated hereby without a reduction in the Purchase Price. If Purchaser fails to deliver written notice of its election within said five (5) day period, Purchaser shall be deemed to have elected the option in clause (ii). In the event of termination of this Agreement pursuant to this Paragraph, the Earnest Money less $100.00 shall be delivered to Purchaser without any further action, consent, or release by Seller and thereafter neither party shall have any further rights or obligations hereunder, except for the rights and obligations which survive such termination as specifically set forth herein. Purchaser reserves the right to object, on or before the Closing Date, to any new matter shown in an updated title commitment, revised survey, updated title search, or any other new matter (hereinafter, “New Matter”) of title not included in the Title Commitment or not shown on the Survey at the time Purchaser delivers Purchaser’s Objections to Seller. For the avoidance of doubt, the provisions of this Paragraph related to Seller’s Election, Purchaser’s response to same and the timing related thereto shall be applicable with respect to Purchaser’s objection to any such New Matter, with the Closing Date to be extended accordingly, if necessary. Any exceptions to title to which Purchaser does not object on or before Closing and any matter objected to but not cured by Seller and which Purchaser elects to accept shall be deemed to be “Permitted Exceptions.”

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7.                   NO NEW ENCUMBRANCES, CONTRACTS.

(a)                Except as set forth herein, from and after the date of this Agreement, Seller shall not convey or encumber any portion of the Property or any rights therein, nor enter into any conveyance, security document, easement, or other agreement granting to any person or entity any rights with respect to the Property or any part thereof, or any interest whatsoever therein, or any option with respect thereto, without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, prior to the expiration of the Inspection Period, Seller may any enter into any new lease or any renewal, extension or expansion of any Existing Lease (as hereinafter defined) on terms and conditions consistent with Seller’s current practices without Purchaser’s consent; provided, however, Seller shall provide Purchaser with a copy of such new lease or such renewal, extension or expansion of any Existing Lease at least two (2) days prior to the expiration of the Inspection Period.

(b)                Seller shall not, without Purchaser’s prior written consent in each instance (which consent shall not be unreasonably withheld or delayed during the Inspection Period but which thereafter may be withheld in Purchaser’s sole discretion), materially amend or terminate any of the Contracts, or enter into any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing, except that (i) Seller may enter into, amend or enforce (including enforcement by termination) Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Contracts are terminable without cause or penalty on thirty (30) days’ notice, and (ii) Seller may conduct leasing activity as provided in Section 7(a). On or prior to the expiration of the Inspection Period, Purchaser shall notify Seller in writing which, if any, Contracts Purchaser wishes to assume at closing (if applicable, the “Assumed Contracts”). Seller shall terminate all Contracts that are not Assumed Contracts at Closing at Seller’s cost.

8.                   CLOSING - CLOSING DOCUMENTS. The Closing shall take place through the escrow services of Title Insurer on the thirtieth (30th) day after the expiration of the Inspection Period (the “Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close by the Closing Date. Seller shall deliver possession of the Property on the Closing Date. The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing. Purchaser and Seller shall each have pre-Closings to finalize and sign all documents not later than the day prior to Closing and shall deliver such items to Escrow Agent in escrow. Subject to the terms and conditions hereof, Purchaser shall be entitled to full and exclusive possession of the Property subject only to the rights of the tenants under the Leases and the Permitted Exceptions.

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(a)                At Closing, Seller shall deliver to Purchaser the following items, which items shall be in form and substance reasonably satisfactory to Purchaser:

(i)                 A Title to Real Estate (the South Carolina equivalent of a limited warranty deed) in recordable form conveying fee simple title to the Property, subject only to the Permitted Exceptions, reciting only nominal consideration.

(ii)               Any real estate transfer tax forms required by the appropriate governmental authorities having jurisdiction over the land records in the municipality where the Property is located.

(iii)             A South Carolina tax clearance certificate (or a transferor affidavit which shall allow the Title Insurer to waive such tax clearance certificate as a requirement to issue its title policy).

(iv)              A bill of sale and assignment transferring any Personal Property, Warranties, or Other Business Assets, if any (the “Bill of Sale”).

(v)                A standard non-foreign affidavit stating Seller is not a foreign entity.

(vi)              An owner’s affidavit in the form reasonably required by Purchaser’s Title Insurer.

(vii)            An Assignment and Assumption of Leases and Contracts in the form attached hereto as Exhibit “C” (the “Assignment and Assumption”) transferring to Purchaser all of Seller’s right, title, and interest in, to, and under the Leases and the Assumed Contracts, if any.

(viii)          A closing statement in form and substance reasonably satisfactory to both Seller and Purchaser setting forth and describing the adjustments required under and described in this Agreement (the “Closing Statement”).

(ix)              Any other items or documents affecting the conveyance and sale of the Property which may be reasonably requested by the Purchaser or the Title Insurer to satisfy the Seller’s requirements and the “standard exceptions” as set forth in the Title Commitment, in such form as may be reasonably approved by Seller.

(b)                Purchaser shall deliver to Seller:

(i)                 The Purchase Price provided for in Section 2 herein.

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(ii)               Any real estate transfer tax form required by the appropriate governmental authorities having jurisdiction over the land records in the municipality where the Property is located.

(iii)             Purchaser-executed Bill of Sale.

(iv)              Purchaser-executed Closing Statement.

(v)                Purchaser-executed Assignment and Assumption.

(vi)              Any other items or documents affecting the conveyance and sale of the Property which may be reasonably requested by Seller or the Title Insurer.

9.                   COSTS PAID AT CLOSING. Seller shall pay the cost of Seller’s counsel, all charges for the preparation and recordation of any releases or instruments required to clear Seller’s title for conveyance in accordance with the provisions of this Agreement, any transfer taxes, and one-half (1/2) of any escrow fee charged by the Escrow Agent. Purchaser will pay the cost of Purchaser’s counsel, the cost of obtaining an owner’s policy of title insurance, including search and exam fees, the cost of the Survey, the recording fees for the recordation of the instruments conveying title to the Property, and one-half (1/2) of any escrow fee charged by the Escrow Agent. All other costs shall be paid according to the custom of the locality where the Property is located.

10.               CLOSING – CONDITIONS PRECEDENT.

(a)                The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(i)                 Seller shall have delivered to Purchaser and the Escrow Agent, as applicable, all of the material items required to be delivered to Purchaser and the Escrow Agent, as applicable, by Seller pursuant to Section 8; and

(ii)               All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as if made as of and on the Closing Date.

(iii)             In the event any of the foregoing conditions have not been satisfied by the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; provided, however, that if any of the foregoing conditions have not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Section 14.

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(b)                The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(i)                 Purchaser shall have delivered to Escrow Agent the Purchase Price as provided in Section 2; and

(ii)               Purchaser shall have delivered to Seller and the Escrow Agent, as applicable, all of the material items required to be delivered to Seller and the Escrow Agent, as applicable, by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 8.

(iii)             In the event any of the foregoing conditions have not been satisfied by the Closing Date, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions have not been satisfied due to a default by Purchaser or Seller hereunder, then Purchaser’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Section 14.

11.               PRORATIONS.

(a)                Rents. All collected Rents (as hereinafter defined) shall be prorated between Seller and Purchaser as of 11:59 PM on the date immediately preceding the Closing Date. Seller shall be entitled to all collected Rents attributable to any period prior to, but not including, the Closing Date. Purchaser shall be entitled to all collected Rents attributable to any period on and after the Closing Date. After Closing, Purchaser shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Purchaser shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Purchaser as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Purchaser shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that Seller: (i) shall be required to notify Purchaser in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after the Closing Date; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein. "Rents" shall mean all base rents, additional rent and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

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(b)                Property Operating Expenses. Operating Expenses (as hereinafter defined) for the Property shall be prorated as of 11:59 PM on the date immediately preceding the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property, if any (collectively, the "Operating Expenses"), incurred prior to, but not including, the Closing Date (except for those Operating Expenses payable, whether actually paid or unpaid, by tenants for such tenant’s leased premises in accordance with the Leases) and Purchaser shall pay all Operating Expenses attributable to the Property on and after the Closing Date. All Operating Expenses paid or payable by tenants in accordance with the Leases shall be allocated between Seller and Purchaser, with Seller responsible for periods prior to, but not including, the Closing Date and Purchaser responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between Seller and Purchaser in accordance with this Section 11(b). Seller agrees to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Property to be read on the day of giving possession to Purchaser or as soon as reasonably practical following the Closing Date. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser’s name beginning at 12:00 AM on the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property. Within ninety (90) days following the Closing Date, Seller shall deliver to Purchaser a reconciliation statement of the Operating Expenses for the Property for the portion of the calendar year in which the Closing occurs that the Property was owned by Seller. Seller’s reconciliation statement shall include tenant invoice calculations and reasonable Operating Expense invoice back-up. Within the thirty (30) day period following Seller’s delivery of such reconciliation statement for Operating Expenses, Seller and Purchaser shall work in good faith to resolve any issues with respect to such reconciliation statement. Upon approval of the Operating Expense reconciliation statement, Seller shall remit any amounts due to Purchaser within thirty (30) days and Purchaser shall remit any amounts due to Seller within thirty (30) days. Thereafter, Purchaser shall be solely responsible for performing any Operating Expense reconciliations with tenants under the Leases with respect to the entire calendar year in which the Closing occurs. Purchaser shall include in any Operating Expense reconciliations with the tenants under the Leases copies of any applicable billing statements and invoice back-up provided by Seller for operating expenses incurred by Seller during the period of Seller’s ownership of the Property.

This Section 11(b) shall survive the Closing and not be merged therein.

(c)                Real Estate Taxes and Assessments.

(i)                 Real estate taxes and assessments, both general and special that are payable to the taxing authority (collectively, the "Tax Expense") shall be prorated as of 11:59 PM on the date immediately preceding the Closing Date. Seller shall be responsible for the Tax Expense attributable to the Property prior to, but not including, the Closing Date (except for the Tax Expense, whether actually paid or unpaid, which is payable directly by tenants to the taxing authority for such tenant’s leased premises in accordance with the Leases), and Purchaser shall be responsible for the Tax Expense attributable to the Property on and after the Closing Date. If the Closing occurs prior to the receipt by Seller of the bill for the Tax Expense for the calendar year in which the Closing occurs, the Tax Expense shall be prorated on the basis of the last officially certified and available tax duplicate. Monthly and/or lump sum amounts Seller, as landlord, has collected from tenants under the Leases as reimbursements or prepayments of Seller’s Tax Expense (collectively, "Tax Receivables") shall be prorated between Purchaser and Seller as of the Closing Date. The collected Tax Receivables shall be matched against the applicable Tax Expense to which they relate. Seller shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the period prior to, but not including the Closing Date, and Purchaser shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the Closing Date or thereafter. After receipt of a final bill for the Tax Expense, Purchaser shall promptly prepare and present to Seller a calculation of the re-proration of the Tax Expense and Tax Receivables, based upon the actual amount of such Tax Expense charged and/or Tax Receivables received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser's calculation and appropriate back-up information. Purchaser shall provide Seller with appropriate backup materials related to the calculation. With respect to any portion of the Property that is a separate tax parcel, and the applicable tenant pays the Tax Expense with respect to such parcel directly to the taxing authority under the terms of its lease, the Tax Expense for that parcel shall not be prorated between Purchaser and Seller at Closing as such tenant(s) shall be responsible for paying the taxing authority for such Tax Expense as it becomes due pursuant to the terms of its lease.

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(ii)               Notwithstanding the foregoing, any real estate tax refunds or rebates which apply to periods before the Closing Date shall remain the property of Seller, and Seller shall have the right to file and pursue any appeals attributable to Seller’s period of ownership of the Property, with respect to tax assessments for the Property. If Seller is successful in any such tax appeal related to the calendar year in which the Closing occurs, Purchaser and Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing. Seller will also calculate and apply to tenants’ accounts credits and charges where applicable. Seller will provide copies of this calculation, along with copies of the billings to Purchaser, along with any balance due to Purchaser. If Purchaser is successful in any such tax appeal attributable to Seller’s ownership period of the Property, Purchaser and Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing. Purchaser will also calculate and apply to tenants’ accounts credits and charges where applicable. Purchaser will provide copies of this calculation, along with copies of the billings to Seller, along with any balance due to Seller. All prorations hereunder shall be made within thirty (30) days after presentment of invoices or receipt of amounts applicable to this Subsection.

(iii)             This Section 11(c) shall survive the Closing and not be merged therein.

(d)                Security Deposits. At Closing, all security deposits from the tenants under the Leases, to the extent paid by such tenants to Seller and not applied by Seller prior to Closing (including, without limitation, application by Seller against any accounts receivable from such tenants that are due Seller), shall be credited to Purchaser as a credit against the Purchase Price and shall be retained by Seller free and clear of any and all claims on the part of tenants. From and after Closing, Purchaser shall be responsible for maintaining as security deposits and other deposits the aggregate amount so credited to Purchaser in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto. This Section 11(d) shall survive the Closing and not be merged therein.

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(e)                Leasing Commissions; Tenant Improvement Allowances. At (and subject to) Closing, to the extent there are any unpaid leasing commissions and tenant improvement allowances with respect to any Leases which exist as of the Effective Date (each an "Existing Lease" and collectively, the "Existing Leases"), Purchaser shall (i) receive a credit against the Purchase Price in the amount of any unpaid leasing commissions and tenant improvement allowances with respect to such Existing Leases, and (ii) assume the obligation for the payment of unpaid leasing commissions and tenant improvement allowances with respect to Existing Leases. In addition, Purchaser shall be responsible for any and all leasing commissions, tenant improvement expenses and other leasing incentives in respect of any new lease or any renewal, extension or expansion of any Existing Lease entered into after the Effective Date in accordance with this Agreement. If and to the extent Purchaser shall be responsible for any such leasing commissions, tenant improvement expenses and other leasing incentives in accordance with the foregoing, Purchaser hereby expressly assumes the obligation to make such payments following the Closing Date, and Purchaser shall indemnify, defend, and hold harmless Seller from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Seller as a result of Purchaser’s failure to pay the aforementioned costs to the applicable broker or tenant when they become due and payable. Seller shall indemnify, defend, and hold harmless Purchaser from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Purchaser as a result of Seller’s failure to pay the aforementioned costs to the applicable broker or tenant in connection with obligations of Seller arising prior to the Closing Date. All of the obligations under this Section 11(e) shall survive Closing.

(f)                 In addition to the prorations set forth above, at Closing Purchaser shall receive a credit against the Purchase Price in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00) for the completion of certain capital expenditures to be completed following Closing.

12.               EMINENT DOMAIN - CONDEMNATION. If, prior to Closing, the Property or any material part thereof is subject to an eminent domain or condemnation proceeding, Seller, immediately upon learning thereof, shall give written notice to Purchaser. Thereafter, Purchaser shall have a period of ten (10) days within which to elect, by written notice to Seller, to terminate the Agreement. In the event of such termination on or before Closing, all Earnest Money made pursuant to the Agreement shall be returned to Purchaser, and the Agreement shall become null and void. If no such election is timely made, Purchaser shall be deemed to have waived its rights under this paragraph, except that, if the transaction contemplated hereby closes, Purchaser shall be entitled to the proceeds or the right to negotiate, settle and collect the proceeds of such condemnation award, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate this section.

13.               RISK OF LOSS. Seller assumes all risks and liability for loss, damage, destruction or injury by fire, storm, accident or any other casualty to the Property from all causes until the Closing has been consummated. In the event of any material damage or destruction prior to Closing, Purchaser shall have the option exercisable by written notice to Seller within ten (10) days after Purchaser is notified of such casualty, to terminate this Agreement by notice thereof to Seller, in which case the parties shall have no further rights or obligations under the Agreement and, in the event of such termination on or before Closing, all Earnest Money shall be returned to Purchaser; or Purchaser may elect to close this transaction and, in such event Purchaser shall be entitled to receive the full amount of any proceeds of such insurance payable on account of loss, damage or destruction after the date hereof. Seller covenants to execute such assignments, drafts and other instruments as may be required to effectuate this section.

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14.               APPLICATION OF EARNEST MONEY AND REMEDIES UPON DEFAULT.

(a)                Upon the Closing of the purchase and sale hereunder, the Earnest Money shall be applied to and credited toward the Purchase Price.

(b)                If the purchase and sale hereunder are not closed by reason of Purchaser’s material default hereunder, then, as full liquidated damages for such default by Purchaser, the Earnest Money shall be immediately paid to Seller. It is specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller’s sole and exclusive remedy hereunder, and Seller is hereby specifically waiving and relinquishing any and all other remedies at law or in equity. The parties acknowledge that the actual amount of the damages which Seller would sustain as a result of Purchaser’s breach of this Agreement are difficult or impossible to estimate and that the payment of Earnest Money to Seller represents the parties’ best estimate of Seller’s damages in the event of such breach and is not to be construed as a penalty or forfeiture. The said stipulated sum is a reasonable pre-estimate of the probable loss resulting from such a breach.

(c)                If the purchase and sale hereunder are not closed by reason of Seller’s default hereunder, which Seller failed to cure within seven (7) business days after receiving written notice from Purchaser, Purchaser shall have the right, as its sole and exclusive remedy hereunder, to either (i) file an action for specific performance of this Agreement, which such action must be commenced within thirty (30) days of Seller’s default or such right shall be deemed waived or (ii) terminate this Agreement and receive a refund of the Earnest Money and, if the default by Seller is a Material Seller Default (defined below), receive reimbursement from Seller of Purchaser’s out-of-pocket costs actually incurred by Purchaser in connection with this Agreement, not to exceed $50,000.

(d)                For purposes of this Agreement, a “Material Seller Default” is a default that results in losses or damages of $100,000.00 or more.

15.               REPRESENTATIONS REGARDING BROKERS AND REAL ESTATE CONSULTANTS. Other than Jones Lang LaSalle (the “Broker”), Seller and Purchaser each represent and warrant to the other that neither has employed, retained or consulted any broker, agent, consultant, or finder in carrying on the negotiations in connection with this Agreement or the purchase and sale referred to herein, and Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnitor’s breach of this representation and warranty. Seller shall pay to Broker a brokerage commission pursuant to a separate agreement. The indemnity in this Paragraph shall survive the Closing or any termination of this Agreement.

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16.               MISCELLANEOUS PROVISIONS.

(a)                Assignment. Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of Seller, such consent not to be unreasonably withheld; provided, however, Purchaser may assign this Agreement without Seller’s consent (but shall provide written notice to Seller of such assignment no later than 5 days prior to the Closing Date) to any affiliate under common ownership and/or control with Purchaser. Any assignee of this Agreement shall expressly assume all of Purchaser’s obligations and liabilities hereunder, and a copy of such assignment and assumption shall be provided to Seller at the time written notice thereof is provided to Seller as required above. Purchaser shall remain primarily liable hereunder in the event of any assignment by it.

(b)                Notices. Any notice, consent, approval, waiver, and election which any party shall be required or permitted to make or give under this contract shall be in writing and shall be deemed to have been sufficiently made or given if delivered by hand, courier, e-mail, certified mail, or overnight delivery service (such as Federal Express or United Parcel Service), addressed to the respective parties at the addresses below:

TO SELLER:	BVC LANCER LLC
c/o Big V Acquisitions LLC
162 N. Main Street, Suite 5
Florida, NY 10921
Attn: Jeffrey Rosenberg
Email: jrosenberg@bigv.com

WITH A COPY TO:	BVC LANCER LLC
c/o Big V Property Group
5821 Fairview Road, Suite 302
Attn: Tony D’Ambrosio
Phone: 404-502-6798
Email: tdambrosio@big.com

WITH A COPY TO:	Smith, Gambrell & Russell, LLP
1301 Avenue of the Americas, 21st Floor
New York, NY 10019
Attn: Sean A. Altschul, Esq.
Email: saltschul@sgrlaw.com

TO PURCHASER:	Medalist Diversified Holdings, L.P.
1051 E. Cary Street, Suite 601
James Center Three
Richmond, VA 23219
Attn: William R. Elliott
Email: bill.elliott@medalistprop.com

WITH A COPY TO:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, VA 23219
Attn: D. Zachary Grabill, Esq.
Email: zgrabill@kv-legal.com

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Such notices shall be deemed received upon delivery when delivered by hand, by courier or by overnight delivery service. Each notice given by e-mail shall be deemed given on the date shown on the sender’s copy thereof. Refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed receipt on the date of such refusal of delivery or inability to deliver.

Either party may, from time to time, change the address to which notices shall be sent by like notice given to the other party hereto, except that no party may change its address to other than a street address. Any notice given that does not conform to this paragraph shall be effective only upon receipt.

(c)                Entire Agreement. This Agreement, with the exhibits attached hereto, constitutes the entire agreement between Seller and Purchaser, and there are no other covenants, agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Property other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon Seller or Purchaser unless in writing and signed by both Seller and Purchaser.

(d)                Headings. The headings, captions, numbering system, etc., are inserted only as a matter of convenience and may not be considered at interpreting the provisions of the Agreement.

(e)                Binding Effect. All of the provisions of this Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of all parties hereto.

(f)                 Time of Essence. Time is of the essence of this Agreement.

(g)                Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

(h)                Counterparts. This Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

(i)                 Facsimile or E-mail Signature. A signature transmitted by facsimile transmission or via e-mail or other PDF shall be effective between the parties.

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(j)                 Applicable Law, Place of Performance. This Agreement shall be construed under and in accordance with the laws of the state in which the Property is located.

(k)                Waiver of Conditions Precedent. The parties hereto may, at their sole option, elect to waive any of the conditions precedent to their performance specified herein by giving written notice of such election to the other party at any time on or before the Closing Date.

(l)                 Survival Clause. Except as expressly provided for herein, the terms and provisions contained herein shall merge in the deed and shall not survive the Closing.

(m)              Construction. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

(n)                Business Days. If the final day of any period or any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

(o)                Prevailing Parties. In the event of litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive the Closing or any termination of this Agreement and shall be in addition to any other remedy set forth in this Agreement.

(p)                No Recording. Neither this Agreement nor memorandum or notice of this Agreement shall be recorded. Any recording of this Agreement or memorandum or notice of this Agreement by or at the behest of Purchaser shall be a default by Purchaser under this Agreement (with no grace period for cure).

(q)                Confidentiality. Without the prior written consent of Seller, (i) Purchaser will not disclose to any person, other than their legal counsel or a proposed lender, either the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, that Purchaser may make such disclosure if compelled by court order or to comply with the requirements of any law, governmental order or regulation; and (ii) Purchaser will not make any public disclosure or issue any press release pertaining to the existence of this Agreement, or to the proposed acquisition of the Property, except as required by law.

17.               PROPERTY AS-IS. Except as expressly provided in this Agreement including, without limitation, in connection with any representation and/or warranty of Seller made hereunder: (a) the Property is being sold without representations or warranties of any kind, whether express or implied, in “as is” “where is” condition and with all faults and Purchaser acknowledges that it is being provided a full opportunity to conduct any and all investigations, studies or tests it sees fit to perform; (b) Seller has specifically bargained for Purchaser to assume the risk of all unknown conditions; and (c) Seller has not made and will not make any warranties or representations whatsoever regarding the Property including without limitation the physical condition of the Property, the size of the Property, its suitability for Purchaser’s intended use, its fitness for a particular purpose, its suitability for development, the availability of approvals or entitlements, title to the Property, the availability of utilities and services, the availability of water, geologic conditions, soil conditions, Hazardous Materials, existing or contemplated zoning or planning designations or condemnation proceedings, the presence or absence of political opposition to development of the Property, or any other matter whatsoever related to the Property. PURCHASER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE FULLY INSPECTED THE PROPERTY, THE LEASES, AND CONTRACTS RELATED TO THE OPERATION OF THE PROPERTY, OR WILL BE PROVIDED WITH AN ADEQUATE OPPORTUNITY TO DO SO, ARE OR WILL BE FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THAT THE PROPERTY IS BEING PURCHASED BY PURCHASER IN AN “AS IS” AND “WHERE IS” CONDITION AND WITH EXISTING DEFECTS INCLUDING WITHOUT LIMITATION LATENT DEFECTS AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS AND, EXCEPT IN CONNECTION WITH ANY REPRESENTATION OR WARRANTY OF SELLER MADE HEREUNDER OR ANY CLOSING DOCUMENTS, NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT AS EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES HEREIN, PURCHASER HEREBY RELEASES SELLER AND (AS THE CASE MAY BE) SELLER’S OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”) ARISING FROM OR RELATING TO (i) ANY DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE PROPERTY WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, OR (ii) ANY OTHER CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE. THE RELEASE SET FORTH IN THIS SECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL LAWS OF THE UNITED STATES, THE STATE OF GEORGIA OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME, AND ANY REGULATIONS, ORDERS, RULES OR PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE DATE OF THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF PURCHASER’S SELECTION AND PURCHASER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH PURCHASER’S COUNSEL. The foregoing provisions of this Section 17 shall survive Closing or termination of this Agreement.

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18.               ESTOPPELS.

(a)                In accordance with the further terms and conditions of this Section 18, Seller shall use its commercially reasonable efforts to provide tenant estoppel certificates (the “Tenant Estoppels”) from all the tenants under the Leases. Notwithstanding the foregoing, it will only be a condition to Purchaser’s obligation to consummate Closing that Seller obtain and deliver to Purchaser executed Tenant Estoppels from (i) 100% of tenants leasing 10,000 or more square feet of space in the Improvements (“Major Tenants”), and (ii) other tenants leasing at least sixty percent (60%) of the remaining aggregate of the leased rentable square footage of the Improvements (collectively, the “Required Estoppels”).

(b)                The form of the Tenant Estoppel shall be on each tenant’s standard estoppel form. Purchaser shall, within two (2) business days after Purchaser's receipt of any executed Tenant Estoppels from Seller, respond to Seller in writing with any specific comments or concerns that Purchaser has with respect to such Tenant Estoppels as a result of Purchaser's review of such Tenant Estoppels and the applicable Lease for such tenant. If Purchaser fails to respond to Seller within such two (2) business day period, the Tenant Estoppels delivered by Seller shall be deemed accepted by Purchaser.

(c)                Any Tenant Estoppel that is deemed delivered in accordance with the terms of the applicable tenant’s Lease shall satisfy the delivery requirement for such tenant under this Agreement. In the event Seller has been unable to obtain the Required Estoppels at or prior to Closing, Seller shall have the right, upon written notice to Purchaser, to extend the Closing Date by up to ten (10) days in order to allow Seller additional time to obtain all Required Estoppels. Seller shall have no obligation to update any Tenant Estoppels described in this Section 18 at or prior to Closing. Notwithstanding anything contained herein to the contrary, if Purchaser has not received the Required Estoppels in accordance with the terms of this Section 18 at or before the scheduled Closing (as may be extended), Seller shall not be deemed in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and Purchaser shall have the right to (i) terminate this Agreement by delivery of written notice to Seller, in which event the Earnest Money shall be returned to Purchaser promptly and neither Seller nor Purchaser shall have any further rights or obligations hereunder, except for those obligations which are expressly stated in this Agreement to survive any termination of this Agreement, or (ii) waive such requirement and proceed to Closing.

19.               RECORD ACCESS AND RETENTION. At Purchaser’s request, Seller shall, within five (5) business days, provide to Purchaser (at Purchaser’s expense) copies of, or at Purchaser’s option shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser's auditor, and only to the extent in the possession or control of Seller, or its property manager or accountants, solely to enable Purchaser’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the financial statements of the Property for the year to date of the year in which Closing occurs plus the three (3) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Purchaser shall be responsible for all out-of-pocket costs associated with any such audit and shall pay Seller an Administrative Fee of One Thousand and no\100 Dollars ($1,000.00) for Seller’s assistance. Seller shall cooperate (at no cost to Seller) with Purchaser and its auditor in Purchaser’s preparation and review of such information and the conduct of such audit. In addition, to the extent in Seller’s possession or control, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and, to the extent available, Seller shall provide such documentation as Purchaser’s auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent in Seller’s possession or control, furnish to Purchaser such financial and other information as may be requested by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 19 for a period of not less than twelve (12) months after the Closing Date. Notwithstanding anything to the contrary, Seller shall have no liability with regard to such documents and information provided under this Section 19 (collectively, the “Audit Documents”) and shall not be required to update any Audit Documents or create or provide any Audit Documents that are not in Seller’s possession or control. Seller makes no representation or warranty regarding the accuracy of the information contained in the Audit Documents and Seller shall have no obligation or liability with respect to any of the Audit Documents. Notwithstanding anything to the contrary contained herein, in no event shall Seller be obligated to provide any documents that (x) would cause Seller to violate any applicable laws, regulations, or codes, (y) are attorney-client privileged materials, and/or (z) are otherwise proprietary or confidential information of Seller. The provisions of this Section shall survive Closing for a period of nine (9) months.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

BVC LANCER LLC, a South Carolina limited liability
company

By:	/s/ Jeffrey Rosenberg
Name: Jeffrey Rosenberg
Title: Manager

PURCHASER:

MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership

By:	/s/ William R. Elliott
Name: William R. Elliott
Title: Authorized Signatory

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